________________________________________________________________________________
NEWS RELEASE                                    For further information, contact
                                                Edward B. Jordan at 201-993-3000

              DIALOGIC CORPORATION ANNOUNCES SECOND QUARTER UPDATE

     PARSIPPANY, N.J. -- July 8, 1996 -- Dialogic Corporation (NASDAQ-DLGC), the world's leading manufacturer of high performance, standards-based computer telephony (CT) components, announced today that sales for the second quarter ended June 30, 1996 are expected to be up approximately 23% versus the second quarter of 1995, from $40.6 million in 1995 to approximately $50 million in 1996. For the second quarter of 1995, the Company reported earnings of $4.0 million, or $0.25 per share on approximately 16.1 million average shares outstanding. Based on approximately 16.4 million average shares outstanding, Dialogic expects to report per share earnings of $0.24 to $0.28 for the second quarter of 1996 when it announces results later this month. Financial analysts' estimates have been $0.33 to $0.34 per share for the second quarter of 1996. These results are lower than such estimates primarily because weaknesses in international markets offset better-than-expected domestic sales growth.

     During the second quarter, the Company experienced a slowing of its sales growth in international markets, principally in central Europe, where economic and regulatory issues appear to be impeding the deployment of computer telephony projects. Disappointing sales from Dialogic's Spectron Microsystems Division also contributed to the lower-than-expected results.

     Commenting  on  second quarter performance,  Howard Bubb, president and CEO
of  Dialogic  said,  "While  we  are  disappointed  in   the  weakness  in our
international markets, we are pleased with the strength of our performance on the domestic front, particularly in the area of large switching and multimedia systems that use Dialogic's latest high density and high performance voice, fax, ISDN, voice recognition and text-to-speech technologies. After reviewing the international situation, we have concluded that the disappointing international sales represent general market softness which should be reversible once the economic and regulatory uncertainties are resolved. Our information indicates that we are continuing to build market share in all key markets and we have not lost any significant design wins during the quarter."

     Mr. Bubb added, "Spectron Microsystems is taking longer than we would like to reposition; however, we have confidence in the strong acceptance of their products and the new management team led by Chuck House, who joined us in December of 1995, and we expect that this operation will improve its performance once the repositioning has been completed."

     Pursuant to the provisions of the Private Securities Litigation Reform Act of 1995, certain of the statements contained herein are forward looking. Actual results might differ materially from the Company's forward-looking statements. Factors that could cause actual results to differ materially from the Company's forward-looking statements include extended economic and regulatory difficulties in the Company's international markets, a reduction in the demand for Dialogic customers' products, competition, and slowing of the overall growth of the Computer Telephony market.

     Dialogic Corporation is the leading manufacturer of high performance, standards-based computer telephony (CT) components. Computer telephony systems built with Dialogic products manage more than one third of all telephone, facsimile, and multi-media calls answered by computers over wireless and wired networks worldwide. Dialogic products are used in voice, fax, data, voice recognition, speech synthesis, ISDN networks and call center management CT applications. The company is headquartered in Parsippany, New Jersey, with regional headquarters in Tokyo, Japan, and Brussels, Belgium, with sales engineering offices worldwide. For more information, visit the Dialogic Web site
- -- http://www.dialogic.com.

Trademarks:  All  names,  products  and  services  mentioned   are   trademarks
or  registered   trademarks  of  their   respective organizations.